                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: March 5, 2001


                              CONVERGYS CORPORATION
             (Exact name of registrant as specified in its charter)



           Ohio                           1-4379                 31-1598292
(State or other jurisdiction     (Commission File Number)      (IRS Employer
     of incorporation)                                       Identification No.)

          201 East Fourth Street
            Cincinnati, Ohio                                45202
(Address of principal executive offices)                  (Zip Code)


      Registrant's telephone number, including area code: (513) 723-7000
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FORM 8-K                                                   CONVERGYS CORPORATION


ITEM 5. OTHER EVENTS.

     On March 5, 2001, Convergys Corporation ("Convergys") entered into a definitive agreement (the "Agreement") to acquire all of the issued and outstanding capital stock of Geneva Technology Limited, of Cambridge, U.K. Pursuant to the definitive agreement, Geneva Technology shareholders and option holders will receive a fixed total of approximately 17.6 million Convergys shares and options in exchange for all the outstanding shares and options of Geneva Technology. The transaction will be a tax-free, stock-for-stock exchange and is not subject to any pre- or post-closing adjustments. The merger is subject to customary closing conditions and regulatory approval and is expected in close in April.

     Convergys expects this transaction to produce incremental revenues of at least $70 million, $125 million, and $210 million in 2001, 2002 and 2003, respectively. Based on stand-alone growth assumptions for Geneva Technology, this transaction may dilute earnings per share by $0.15 and $0.11 in 2001 and 2002, respectively. With planned integration actions, cost and revenue upside improvements could reduce EPS dilution to about $0.11 and $0.05 in 2001 and in 2002, respectively, with accretion expected in 2003. Under new purchase accounting rules proposed by the SEC, beginning in July 2001 Convergys would no longer amortize goodwill balances which have resulted from past acquisitions. This would increase earnings per share by $0.16 to $0.18 per year.

     A press release regarding the transaction is filed with this report as an exhibit and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     Exhibit 99.1   Press Release dated March 6, 2001.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CONVERGYS CORPORATION



                                       By: /s/ William D. Baskett III
                                          ---------------------------------
                                           William D. Baskett III
                                           General Counsel and Secretary



Date: March 7, 2001